Filed with the Securities and Exchange Commission on September 2, 2009

Registration No. 333-161333
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTER BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	52-1273725
(State of incorporation)	(I.R.S. Employer Identification No.)

2455 Morris Avenue
Union, New Jersey 07083
(800) 862-3683
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Anthony C. Weagley
President and Chief Executive Officer
Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083
(800) 862-3683
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Peter H. Ehrenberg, Esq.
Laura R. Kuntz, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Subscription rights to purchase common stock	—	—	—	—	(2)
Shares of common stock, no par value, underlying the subscription rights	—	—	$11,000,000	$614	(3)
Total			$11,000,000	$614

(1)	This registration statement relates to (a) the subscription rights to purchase common stock, no par value, and (b) shares of our common stock deliverable upon the exercise of the subscription rights.

(2)
The subscription rights are being issued without consideration.  Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum offering price of our common stock of $11,000,000. The fee was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2009

Prospectus
CENTER BANCORP, INC.

Common Stock
Subscription Rights to Purchase up to
1,571,428 Shares of Common Stock at $7.00 Per Share

We are distributing, at no charge, to holders of our common stock, other than participants in The Union Center National Bank 401(k) Profit Sharing Plan, non-transferable subscription rights to purchase up to 1,571,428 shares of our common stock. We refer to this offering as the “rights offering” or “rights offer.” In this rights offering, you will receive one subscription right for every one share of common stock you owned at 5:00 p.m., New York time, on September 1, 2009, the record date.

Each subscription right will entitle you to purchase 0.1217 shares of our common stock at a subscription price of $7.00 per share, which we refer to as the basic subscription privilege.  The per share price was determined by a pricing committee of our board of directors and represents a 19% discount to our current market price.  If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same price of $7.00 per share. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payment received by the subscription agent will be returned promptly, without interest, as soon as practicable.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York time, on September 30, 2009, unless we extend the rights offering period, but in no event will the rights offering be extended past October 15, 2009. If any subscription rights (including any over-subscriptions) remain unexercised after the expiration of the rights offering, Lawrence B. Seidman, certain of Mr. Seidman’s affiliates, Raymond Vanaria, Harold Schechter and Dennis Pollack, whom we collectively refer to as the standby purchaser, have agreed to purchase at the subscription price of $7.00 per share, any shares of common stock not subscribed for pursuant to the exercise of basic subscription privileges and over-subscription privileges.  Messrs. Seidman, Vanaria and Schechter are existing shareholders and members of our board of directors.  Mr. Pollack is an existing shareholder.  The standby purchaser has also agreed to exercise its basic and over-subscription privileges in full.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable, even in the event we extend the rights offering. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Global Select Market or any stock exchange or market or on the OTC Bulletin Board. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

Our board of directors, excluding Messrs. Seidman, Vanaria and Schechter, may decide to cancel the rights offering at any time prior to the expiration of the rights offering for any reason.  In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

Shares of our common stock are traded on the NASDAQ Global Select Market  under the trading symbol “CNBC.” On the record date of September 1, 2009, the closing sales price of our common stock was $8.60 per share. The shares of common stock issued in the rights offering will also be listed on the NASDAQ Global Select Market  under the same symbol.  We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.

Exercising your subscription rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 15 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is September [__], 2009.

 ________________________________________________________________

We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it.  This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any state in which the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of its date, but the information may change after that date.  You should not assume that the information in this prospectus is accurate as of any date after its date.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “the company,” “the Company,” “our Company,” “we,” “our,” and “us” mean Center Bancorp, Inc. and its consolidated subsidiaries.  References to “the Bank” mean Union Center National Bank.

-i-

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases.  Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus and discussed in documents incorporated by reference.

Forward-looking statements are subject to known and unknown risks and uncertainties, which change over time, and are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results.  Our actual results may differ materially from those expressed or anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus and in other filings.

You should not unduly rely on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events.  You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus.  We undertake no obligation to revise or update the forward-looking statements contained in this prospectus at any time.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFER

What is the rights offer?

We are distributing, at no charge, to holders of our common stock, other than participants in The Union Center National Bank 401(k) Profit Sharing Plan, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., New York time, on September 1, 2009, the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives our shareholders the opportunity to purchase 0.1217 shares of our common stock at a subscription price of $7.00 per full share. For example, if you owned 100 shares of our common stock as of 5:00 p.m., New York time, on the record date, you would receive 100 subscription rights and would have the right to purchase 12.17 shares of our common stock (rounded down to 12 shares, with the total subscription payment being adjusted accordingly, as discussed below) for $7.00 per full share (or a total payment of $84) with your basic subscription privilege. You may exercise the basic subscription privilege with respect to any number of shares subject to your subscription rights, or you may choose not to exercise any subscription rights at all.  If you do not exercise your basic subscription privilege in full, you will not be entitled to exercise an over-subscription privilege.

We determined the number of shares to be offered and the shares that may be purchased upon exercise of a right by subtracting all of the shares held by the Bank’s 401(k) plan (91,032 shares) from the total number of shares of common stock outstanding (13,000,601 shares). The result of such calculation is (12,909,569 shares). As we are offering rights to purchase approximately $11,000,000 of common stock at $7.00 per share, the rights must be exercisable for 1,571,428 shares ($10,999,996 divided by $7.00). To determine the number of shares purchasable under each right, we divided the number of shares that we are offering, 1,571,428 shares, by the 12,909,569 shares that are entitled to participate. The result, to the fourth decimal place, is that the rights are exercisable for 0.1217 shares of common stock for each share entitled to participate in the rights offering.

If you hold shares evidenced by one or more Center Bancorp, Inc. stock certificates, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (DTC), DTC will issue one subscription right to the nominee for each share of our common stock you own on the record date. The basic subscription privilege of each subscription right can then be used to purchase 0.1217 shares of common stock for $7.00 per full share. See “— What should I do if I want to participate in the rights offer, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?”

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

What is the over-subscription privilege?

In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription privileges. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege. The maximum number of shares of our common stock that could be purchased by you pursuant to your over-subscription privilege will be determined according to the following formula based on your percentage ownership of our outstanding common stock as of 5:00 p.m., New York time, on the record date:  total number of unsubscribed shares multiplied by your ownership percentage of our outstanding common stock on the record date.  For example, if you owned 2% of our outstanding common stock on the record date and you properly exercised your basic subscription privilege in full, you may purchase up to 2% of the unsubscribed shares with your over-subscription privilege.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offer. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offer, if you wish to maximize the number of shares you may purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you, assuming that no shareholder other than you and the standby purchaser (who has agreed to exercise his basic subscription privilege in full) have purchased any shares of common stock pursuant to the basic subscription privilege.

Fractional shares of common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

What is the role of the standby purchaser in this offering?

In connection with the rights offer, we have entered into a standby purchase agreement with Lawrence B. Seidman, certain of Mr. Seidman’s affiliates, Raymond Vanaria, Harold Schechter and Dennis Pollack, whom we collectively refer to as the standby purchaser, pursuant to which these investors have severally agreed to acquire from us, at the same subscription price offered to shareholders in the rights offering, any shares of common stock that are not subscribed for pursuant to the exercise of basic subscription privileges and over-subscription privileges. The standby purchaser has also agreed to exercise its basic subscription privilege and over-subscription privileges in full.  Messrs. Seidman, Vanaria and Schechter are existing shareholders and members of our board of directors.  Mr. Pollack is an existing shareholder.

Is the standby purchaser receiving any compensation for its standby commitment?

No. The standby purchaser is not receiving any compensation for its standby commitment.

How many shares will the standby purchaser own after the rights offer?

The number of shares that will be purchased by the standby purchaser can only be determined upon the completion of the rights offer. The standby purchaser will purchase all the shares of the common stock that could have been but were not subscribed for in the rights offer. If the rights offer is fully subscribed by shareholders through the exercise of basic subscription privileges and over-subscription privileges, the standby purchaser will not purchase any of our shares pursuant to the standby purchase agreement.

On the record date, the standby purchaser beneficially owned 2,022,217 shares, or 15.6% of our outstanding common stock.  The standby purchaser has agreed to exercise its basic subscription privilege and over-subscription privilege in full.  If all of the shares offered by this prospectus were purchased only by the standby purchaser, then the beneficial ownership of the standby purchaser would increase to 3,593,645 shares or approximately 24.7% of our outstanding shares after the offering.

Is the board of directors participating in the rights offer and has our board made a recommendation to our shareholders regarding the rights offer?

Messrs.. Seidman, Vanaria and Schechter have irrevocably committed to exercise all of their basic and over-subscription privileges in full.  Other directors may decide to exercise their subscription privileges, although they are not committed to do so.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders, including our directors, who exercise subscription rights risk investment loss on the money invested. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offer. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Why are we conducting the rights offer?

We are conducting the rights offer to raise funds to repurchase the shares of our preferred stock and the warrant to purchase shares of our common stock that we sold to the U.S. Department of the Treasury on January 9, 2009, under the TARP Capital Purchase Program.

How was the $7.00 per full share subscription price for the rights offer determined?

Our board of directors formed a pricing committee, which does not include Messrs. Seidman, Vanaria or Schechter, since they have agreed to act as standby purchaser, to determine the subscription price. The pricing committee considered a number of factors, including the price at which our shareholders might be willing to participate in the rights offer, historical and current trading prices for our common stock, the need for capital, and the desire to provide an opportunity to our shareholders to participate in the rights offer on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offers of public companies. The subscription price was established at a price of $7.00 per full share, which represents a 19% discount to our current market price.  The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offer. We cannot give any assurance that our common stock will trade at or above the subscription price in any given time period.

Am I required to exercise all of the subscription rights I receive in the rights offer?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your basic subscription privilege in full, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to exercise any over-subscription privilege.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment prior to the expiration of the rights offer, which is September 30, 2009, at 5:00 p.m., New York time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m. New York time, on September 30, 2009 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

Our board of directors may, in its discretion, extend the rights offer one or more times, but in no event will the rights offer be extended by more than 15 days. Our board of directors may cancel the rights offer at any time. In the event that the rights offer is cancelled, all subscription payments received will be returned, without interest, as soon as practicable.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offer and all subscription rights will expire at 5:00 p.m., New York time on September 30, 2009 (unless extended), whether or not we have been able to locate each person entitled to subscription rights. Although we have the option of extending the expiration of the rights offer, we currently do not intend to do so.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on NASDAQ, any stock exchange or market or on the OTC Bulletin Board. Rights certificates may only be completed by the shareholder who receives the certificate.

Are we requiring a minimum subscription to complete the rights offer?

There is no minimum subscription requirement in the rights offer. However, our board of directors reserves the right to cancel the rights offer for any reason.

Can our board of directors extend, cancel or amend the rights offer?

Yes. We have the option to extend the rights offer and the period for exercising your subscription rights, although we do not presently intend to do so. In the event that our board of directors decides to extend the rights offer, in no event will the rights offer be extended by more than 15 days. Our board of directors may cancel the rights offer at any time for any reason. In the event that the rights offer is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. The board of directors reserves the right to amend or modify the terms of the rights offer.

What will happen if I choose not to exercise my subscription rights?

Shareholders who do not exercise their subscription rights will lose any value that may be represented by the rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. Due to the fact that shares will be purchased by other shareholders and the standby purchaser pursuant to its obligations under the standby purchase agreement, your percentage ownership of our company will be diluted after the completion of the rights offer, unless you exercise your basic subscription privilege.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold shares evidenced by one or more Center Bancorp, Inc. stock certificates and you wish to participate in the rights offer, you must take the following steps:

•	deliver payment to the subscription agent; and

•	deliver your properly completed and signed rights certificate, and any other subscription documents, to the subscription agent.

Please follow the payment and delivery instructions accompanying the rights certificate. Do not deliver documents to Center Bancorp, Inc. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m. New York time, on September 30, 2009.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable, following the expiration of the rights offer.

What form of payment is required to purchase the common stock in the rights offer?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full in United States currency, in immediately available funds, by:

•	certified bank check or bank draft payable to Center Bancorp, Inc., drawn upon a United States bank;

•	postal, telegraphic or express money order payable to Center Bancorp, Inc.; or

•	wire transfer of immediately available funds to the account maintained by the subscription agent.

You may not remit personal checks of any type.

What should I do if I want to participate in the rights offer, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a rights certificate. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

If you wish to purchase shares of our common stock through the rights offer, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offer. However, if you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly initiate contact with that intermediary. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to the 5:00 p.m. New York time on September 30, 2009, which we established as the expiration date of the rights offer.

What should I do if my shares are held in the Bank’s 401(k) Plan?

Participants in the Bank’s 401(k) Plan may not participate in the rights offering with respect to the shares of our common stock held through such plan.

When will I receive my new shares?

If you purchase shares in the rights offer by submitting a rights certificate and payment, Registrar and Transfer Company, the subscription agent, will deposit your shares into your registered account in book entry form and will send you a confirmation of deposit.  The confirmation will permit you to request an actual stock certificate.  If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offer, your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offer as soon as practicable after the completion of the rights offer.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase our common stock at a subscription price of $7.00 per full share.

How many shares of common stock will be outstanding after the rights offer?

As of the record date, 13,000,601 shares of our common stock were issued and outstanding. Assuming no other transactions by us involving our common stock, and no options for our common stock are exercised prior to the expiration of the rights offer, if the rights offer is fully subscribed through the exercise of the subscription rights and/or the standby purchaser acquires all of the common stock not purchased by the holders of subscription rights, then an additional 1,571,428 shares of our common stock will be issued and outstanding after the closing of the rights offer, for a total of 14,572,029 shares of common stock issued and outstanding. As a result of the rights offer, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privileges will be diluted.

How much money will the company receive from the rights offer?

Assuming all the shares of common stock offered are sold, the gross proceeds from the rights offer will be approximately $11 million. We intend to use the proceeds of the rights offer to repurchase the preferred stock and warrant to purchase common stock that we issued to the U.S. Department of the Treasury in January 2009.  We may also use the net proceeds from this offering for general corporate purposes.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus.

If the rights offer is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offer. If the rights offer is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares.

How do I exercise my subscription rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent and timely follow the procedures described in “Rights Offer — Foreign Shareholders.”

What fees or charges apply if I purchase the common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the material United States federal income tax consequences of exercising my subscription rights?

For United States federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offer. You should consult your tax advisor as to your particular tax consequences resulting from the rights offer. For a more detailed discussion, see “Material United States Federal Income Tax Considerations.”

To whom should I send my forms and payment?

If you received a rights certificate with this prospectus and wish to purchase shares during the rights offer, you should send your properly completed and signed rights certificate, any other subscription documents and payment by hand delivery, first class mail or courier service to the subscription agent at:

By Mail:	By Hand or Overnight Courier:

Registrar and Transfer Company	Registrar and Transfer Company
P. O. Box 645	10 Commerce Drive
Cranford, NJ 07016-0645	Cranford, NJ 07016
Attn.: Reorg/Exchange Department	Attn.: Reorg/Exchange Department

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York time, on September 30, 2009. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have any questions about the rights offer or wish to request another copy of a document, please contact Registrar and Transfer Company, the subscription agent at 800-368-5948.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page  15 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights. The following summary of the principal terms of the rights offer is not intended to be complete. See the information under the heading “The Rights Offer” in this prospectus for a more detailed description of the terms and conditions of the rights offer.

CENTER BANCORP, INC.

We are a financial services holding company incorporated under the laws of the State of New Jersey.  We commenced operations on May 1, 1983, upon our acquisition of all the outstanding shares of The Union Center National Bank (the “Bank”), our main subsidiary.  At June 30, 2009, we had total assets of $1.3 billion, total deposit funding sources, which includes overnight repurchase agreements, of $979.3 million and stockholders’ equity of $89.5 million. Our principal executive offices are located at 2455 Morris Avenue, Union, New Jersey 07083 and our telephone number is (800) 862-3683.

The Bank was organized in 1923 under the laws of the United States of America.  At June 30, 2009, the Bank operated 13 locations in Union and Morris Counties in New Jersey and employed 155 full-time equivalent persons.  The Bank, through its Private Wealth Management Division, which includes its wholly owned subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust services, elder care and benefit plan administration. We additionally offer title insurance services through two subsidiaries, Union Title Company and Center Title Company.  Regulatory oversight of the Bank is conducted by the Office of the Comptroller of the Currency of the United States.

On January 9, 2009, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, we entered into a Securities Purchase Agreement with the United States Department of the Treasury (the “Treasury”), pursuant to which we, for a purchase price of $10 million in cash (i) sold 10,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Shares”) and (ii) issued a warrant to purchase 173,410 shares of our common stock, for a price of $8.65 per share (the “Warrant”).  We intend to request permission from the Treasury to repurchase the Series A Preferred Shares as permitted under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009. We also intend to repurchase the Warrant.

THE RIGHTS OFFER

Securities Offered
We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., New York time, on the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of such shares. We expect the gross proceeds from the rights offer and the transactions contemplated by the standby purchase agreement to be approximately $11 million.

Basic Subscription Privilege	The basic subscription privilege of each subscription right will entitle you to purchase 0.1217 shares of our common shares at a subscription price of $7.00 per full share.

Over-Subscription Privilege
In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription privileges.  The maximum number of shares of our common stock that could be purchased by you pursuant to your over-subscription privilege will be determined according to the following formula based on your percentage ownership of our outstanding common stock as of 5:00 p.m., local time, on the record date: total number of unsubscribed shares multiplied by your ownership percentage of our outstanding common stock at the record date.

Subscription Price	$7.00 per full share. To be effective, any payment related to the exercise of subscription rights must clear prior to the expiration of the rights offer.

Record Date	5:00 p.m., New York time, on September 1, 2009.

Expiration of Rights Offer	5:00 p.m., New York time, on September 30, 2009.

Use of Proceeds
We intend to use the proceeds of the rights offer to repurchase the Series A Preferred Shares and Warrant to purchase common stock that we issued to the Treasury in January 2009.  We may also use the net proceeds from this offering for general corporate purposes.

Non-transferability of Subscription Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on NASDAQ, any stock exchange or market or on the OTC Bulletin Board.

No Board Recommendation
Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Revocation of Exercise
All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a subscription price of $7.00 per full share.

Standby Purchaser and Standby Purchase Agreement
Lawrence B. Seidman, certain of his affiliates, Raymond Vanaria, Harold Schechter and Dennis Pollack are referred to collectively as the “standby purchaser.” In connection with the rights offering, we have entered into a standby purchase agreement with the standby purchaser.  Subject to certain condition, the standby purchase agreement obligates us to sell, and requires the standby purchaser to purchase from us, all of the shares offered by this prospectus which have not been subscribed for upon the exercise of basic and over-subscription privileges.  The price per full share paid by the standby purchaser for such common stock will be equal to the subscription price paid by our shareholders in the rights offering.  The standby purchaser has also agreed to exercise its basic subscription privilege and over-subscription privilege in full.

Material United States Federal Income Tax Considerations
For United States federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances.

Extension, Cancellation and Amendment of Rights Offering
We have the option to extend the rights offer and the period for exercising your subscription rights, although we do not presently intend to do so. In the event that our board of directors decides to extend the rights offer, in no event will the rights offer be extended by more than 15 days. Our board of directors may cancel the rights offer at any time for any reason. In the event that the rights offer is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.  We also reserve the right to amend or modify the terms of the rights offering.

Procedures for Exercising Rights
To exercise your subscription rights, you must do the following:

• If you are a registered holder of our common stock, you may deliver payment and a properly completed rights certificate to the subscription agent before 5:00 p.m., New York time, on September 30, 2009. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

• If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., New York time, on September 30, 2009.

Limitations	If you hold shares of our common stock through the Bank's 401(k) Plan, you will not have the opportunity to participate in the rights offering with respect to those shares.

Subscription Agent	Registrar and Transfer Company

Shares Outstanding Before the Rights Offering	13,000,601 shares of common stock were outstanding as of September 1, 2009

Shares Outstanding After the Rights Offering
Assuming no outstanding options for our common stock are exercised prior to the expiration of the rights offer, 14,572,029 shares of common stock will be outstanding immediately after completion of the rights offering and the transactions contemplated by the standby purchase agreement.

Fees and Expenses	We will pay all fees and expenses related to the rights offer.

NASDAQ Global Select Market Trading Symbol
Shares of our common stock are currently listed on the NASDAQ Global Select Market under the symbol “CNBC,” and we expect that the shares to be issued in connection with the rights offering will be listed on the NASDAQ Global Select Market under the same symbol.

Before purchasing the securities being offered, you should carefully consider the section captioned “Risk Factors” beginning on page 15.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described below, together with all other information contained in this prospectus as well as our most recent Annual Report on Form 10-K, and in any subsequent filings that we have made or will make with the SEC under the Securities Exchange Act of 1934, as amended, in evaluating our company and our business before deciding to invest in our securities.  These risks are not the only ones faced by us.  Additional risks and uncertainties not presently known by us or that we currently deem not to be material may also affect our business operations.

Risks Related to the Rights Offering

The price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock is subject to wide fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions and downturns in our economy. In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock, which may make it difficult for you to resell shares of our common stock owned by you at times or at prices that you find attractive.

When the rights offering is completed, your ownership interest will be diluted if you do not exercise your subscription rights.

To the extent that you do not exercise your rights and shares of common stock are purchased by other shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our equity after the rights offering will be diluted.

If the rights offering is consummated, our common stock will likely be further concentrated in the hands of a few of our shareholders.

In connection with the rights offering, we entered into a standby purchase agreement with Lawrence B. Seidman, certain of Mr. Seidman’s affiliates, Raymond Vanaria, Harold Schechter and Dennis Pollack, whom we collectively refer to as the standby purchaser. Messrs. Seidman, Vanaria and Schechter are existing shareholders and members of our board of directors.  Mr. Pollack is an existing shareholder.  As of the record date, the standby purchaser beneficially owned 2,022,217 shares or 15.6% of our outstanding common stock.  The standby purchaser has agreed to exercise its basic subscription privilege and, to the extent shares are available, its over-subscription privilege in full.  If all of the subscription rights distributed to our shareholders are exercised, the beneficial ownership percentage of the standby purchaser will remain the same.  If any subscription rights remain unexercised upon the expiration of the rights offering, the standby purchaser has agreed to purchase any and all remaining shares for a price equal to the subscription price.  If the basic and over-subscription privileges are exercised by only the standby purchaser, and the standby purchaser purchases all remaining shares (so that the standby purchaser has purchased all of the shares offered by this prospectus), then the standby purchaser would own 3,593,645 shares or 24.7% of the outstanding shares of our common stock after the offering.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away, or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law.  Since the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

Our board of directors determined the subscription price considering the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, our need for capital and liquidity, negotiations with the standby purchaser and the desire to provide an opportunity for our stockholders to participate in the rights offering on a pro rata basis. The subscription price is $7.00 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

You may not revoke your subscription exercise, even if the rights offering is extended by our board of directors, and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. If the board of directors decides to exercise its option to extend the rights offering, you still may not revoke the exercise of your subscription rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price, in which case you will have an immediate, unrealized loss.  Following the exercise of your rights, you might not be able to sell your shares of common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CNBC,” and the last reported sales price of our common stock on the NASDAQ Global Select Market on the record date was $8.60 per share.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before 5:00 p.m., New York time, on September 30, 2009, the expiration of the rights offering, unless extended. If you are a beneficial owner of shares, but not a record holder, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

There can be no assurance when the Series A Preferred Shares and the Warrant that we issued to the Treasury can be repurchased, if at all, and the restrictions imposed on us may have a negative effect on the market price of our common stock.

Subject to obtaining the required regulatory approvals, we intend to repurchase the Series A Preferred Shares and the related Warrant issued to the Treasury with the proceeds from this rights offering.  There can be no assurance, however, when the Series A Preferred Shares and the related Warrant can be repurchased, if at all.  Until such time as the Series A Preferred Shares and the related Warrant are repurchased, we will remain subject to the terms and conditions of those instruments, which, among other things, require us to obtain regulatory approval to pay dividends on our common stock in excess of $0.09 per share and, with some exceptions, to repurchase shares of our common stock. Further, our continued participation in the TARP Capital Purchase Program subjects us to increased regulatory and legislative oversight, including with respect to executive compensation.  These new and any future oversight and legal requirements and implementing standards under the Capital Purchase Program may have unforeseen or unintended adverse effects on the financial services industry as a whole, and particularly on TARP Capital Purchase Program  participants such as ourselves.  These requirements and restrictions, as well as the dilutive effect of the Warrant, may have a negative effect on the market price of our common stock.

We may use the proceeds of this rights offering in ways with which you may disagree.

To the extent the proceeds from this rights offering are not used to repurchase the Series A Preferred Shares and Warrant from the Treasury, we intend to use the proceeds from this offering for general corporate purposes.  You may not agree with management’s decision to use the proceeds from this rights offering to repurchase securities from the Treasury, and to the extent we use the net proceeds for general corporate purposes, we will have significant discretion in how we use the net proceeds.  It is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

The rights offering may be cancelled at any time, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering. If the standby purchase agreement is terminated for any reason, we may cancel the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Additional Risks Related to our Common Stock

We may issue additional shares of our common stock or shares of a new series of preferred stock that is convertible into common stock in the future, which would dilute your ownership if you did not, or were not permitted to, invest in the additional issuances.

Our certificate of incorporation authorizes our board of directors, without shareholder approval, to, among other things, issue additional shares of common stock and one or more new series of preferred stock in connection with future equity offerings, convertible debt offerings and acquisitions of securities or assets of other companies.  We may issue additional equity and convertible debt securities in the future to raise additional capital to support our business.  The issuance of any additional shares of common stock or convertible securities could be substantially dilutive to shareholders of our common stock if they do not invest in future offerings.  Moreover, to the extent that we issue restricted stock units, options or warrants to purchase our common stock in the future and those options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution.  Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, our shareholders may not be permitted to invest in future issuances of our common or convertible preferred stock and as a result will be diluted.

We may issue debt and equity securities or securities convertible into equity securities, which are senior to our common stock as to  distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, common stock or securities convertible into common stock or preferred stock.  In the event of our liquidation, our lenders and holders of our debt securities and preferred stock would receive a distribution of our available assets before distributions to the holders of our common stock.  Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings.  Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Risks Related to Our Business

Current levels of volatility in the capital and credit markets are unprecedented and may adversely impact our operations and results.

The capital and credit markets have been experiencing unprecedented volatility for more than a year.  Such negative developments and disruptions have resulted in uncertainty in the financial markets in general, with the expectation of a continued general economic downturn during the remainder of 2009 and perhaps beyond.  Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets compared to recent years.  If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our business, financial condition and results of operations or our ability to access capital.

We are subject to interest rate risk and variations in interest rates may negatively impact our financial performance.

We are unable to predict actual fluctuations of market interest rates with complete accuracy. Rate fluctuations are affected by many factors, including:

•	inflation;

•	recession;

•	a rise in unemployment;

•	tightening money supply; and

•	domestic and international disorder and instability in domestic and foreign financial markets.

Changes in the interest rate environment may reduce profits. We expect that we will continue to realize income from the differential or "spread" between the interest we earn on loans, securities and other interest-earning assets, and the interest we pay on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. At present, we are somewhat vulnerable to increases in interest rates because if rates increase significantly, our interest-earning assets may not reprice as rapidly as our interest-bearing liabilities. Changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, levels of prepayments and cash flows as well as the market value of our securities portfolio and overall profitability.

The Bank’s ability to pay dividends is subject to regulatory limitations which, to the extent that our holding company requires such dividends in the future, may affect our holding company’s ability to honor its obligations and pay dividends.

As a holding company, we are a separate legal entity from the Bank and its subsidiaries and do not have significant operations of our own. We currently depend on the Bank's cash and liquidity to pay our operating expenses and dividends to shareholders. We cannot assure you that in the future the Bank will have the capacity to pay the necessary dividends and that we will not require dividends from the Bank to satisfy our obligations. Various statutes and regulations limit the availability of dividends from the Bank. It is possible, depending upon our and the Bank’s financial condition and other factors, that bank regulators could assert that payment of dividends or other payments by the Bank are an unsafe or unsound practice. In the event that the Bank is unable to pay dividends, we may not be able to service our obligations as they become due, or pay dividends on our common stock. Consequently, the inability to receive dividends from the Bank could adversely affect our financial condition, results of operations, cash flows and prospects.

The Bank’s allowance for loan losses may not be adequate to cover actual losses.

Like all financial institutions, the Bank maintains an allowance for loan losses to provide for loan defaults and non-performance.  If the Bank’s allowance for loan losses is not adequate to cover actual loan losses, future provisions for loan losses could materially and adversely affect our operating results. The Bank’s allowance for loan losses is determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan resolution, the opinions of its regulators, changes in the size and composition of the loan portfolio and industry information. The Bank also considers the impact of economic events, the outcome of which are uncertain. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review the Bank’s loans and allowance for loan losses. While we believe that the Bank’s allowance for loan losses in relation to its current loan portfolio is adequate to cover current losses, we cannot assure you that the Bank will not need to increase its allowance for loan losses or that regulators will not require it to increase this allowance. Either of these occurrences could materially and adversely affect our earnings and profitability.

The Bank is subject to various lending and other economic risks that could adversely impact our results of operations and financial condition.

Changes in economic conditions, such as a continuing economic slowdown, could hurt the Bank’s business. The Bank’s business is directly affected by political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control. Deterioration in economic conditions, particularly within New Jersey, could result in the following consequences, any of which could hurt our business materially:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline; and

•	collateral for loans made by the Bank may decline in value, in turn reducing the Bank’s clients’ borrowing power.

A further downturn in the real estate market could hurt our business. If there is a significant additional decline in real estate values in New Jersey, the collateral for the Bank’s loans will provide less security. As a result, the Bank’s ability to recover on defaulted loans by selling the underlying real estate would be diminished, and the Bank would be more likely to suffer losses on defaulted loans.

The Bank may suffer losses in its loan portfolio despite its underwriting practices.

The Bank seeks to mitigate the risks inherent in its loan portfolio by adhering to specific underwriting practices. Although we believe that the Bank’s underwriting criteria are appropriate for the various kinds of loans that it makes, the Bank may incur losses on loans that meet its underwriting criteria, and these losses may exceed the amounts set aside as reserves in its allowance for loan losses.

The Bank faces strong competition from other financial institutions, financial service companies and other organizations offering services similar to the services that the Bank provides.

Many competitors offer the types of loans and banking services that the Bank offers or similar types of such services. These competitors include other national banks, savings associations, regional banks and other community banks. The Bank also faces competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In this regard, the Bank’s competitors include other state and national banks and major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations, offer a broader suite of services and mount extensive promotional and advertising campaigns. Our inability to compete effectively would adversely affect our business.

USE OF PROCEEDS

Subject to consultation with our banking regulators, we plan to notify the Treasury of our intent to repurchase all of the Series A Preferred Shares we issued to the Treasury under the TARP Capital Purchase Program and the related outstanding common stock purchase Warrant, which together we refer to as the TARP securities. If permitted to effect such repurchases, we expect to use the net proceeds of this offering, expected to be approximately $10.9 million to repurchase the TARP securities. If we are not permitted to repurchase the TARP securities or if any proceeds remain following such repurchases, we may use the net proceeds of this offering for general corporate purposes, which may include working capital, capital expenditures, funding potential future acquisitions, investments in or loans to our subsidiaries, refinancing of debt and satisfaction of other obligations.

THE RIGHTS OFFER

The Subscription Rights

We are distributing to the record holders of shares of our common stock as of the record date, other than shares held by participants in the Bank’s 401(k) Plan, non-transferable subscription rights to purchase shares of our common stock. The subscription price is $7.00 per full share. The subscription rights will entitle the holders of our common stock to purchase an aggregate of 1,571,428 shares of our common stock for an aggregate purchase price of $10,999,996.

Each holder of record of our common stock will receive one subscription right for each full share of common stock owned by such holder as of 5:00 p.m., New York time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase 0.1217 shares of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $7.00 per full share, prior to the expiration of the rights offer. You may exercise all or a portion of your basic subscription privilege; however, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege. The standby purchaser has agreed to exercise his basic subscription privilege in full.

Fractional shares of common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Over-Subscription Privilege

In the event that you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of our shares of common stock that are not purchased by other shareholders through the exercise of their basic subscription privileges.  The maximum number of shares of our common stock that could be purchased by you pursuant to your over-subscription privilege will be determined according to the following formula based on your percentage ownership of our outstanding common stock as of 5:00 p.m., New York time, on the record date:  total number of unsubscribed shares multiplied by your ownership percentage of our outstanding common stock on the record date.  For example, if you owned 2% of our outstanding common stock on the record date and you properly exercised your basic subscription privilege in full, you may purchase up to 2% of the unsubscribed shares with your over-subscription privilege.  The standby purchaser has agreed to exercise his over-subscription privilege in full.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offer. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offer, if you wish to maximize the number of shares you may purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you, assuming that no shareholder other than you and the standby purchaser (who has agreed to exercise its basic subscription privilege in full) have purchased any shares of common stock pursuant to the basic subscription privilege.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offer. We will not be able to satisfy your exercise of the over-subscription privilege if all of our shareholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent a sufficient number of shares of our common stock is available following the exercise of basic subscription privileges.

•
To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

•
To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares of common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Delivery of Shares of Common Stock Acquired in the Rights Offer

If you purchase shares in the rights offer by submitting a rights certificate and payment, Registrar and Transfer Company, the subscription agent, will deposit your shares into your registered account in book entry form and will send you a confirmation of deposit.  The confirmation will permit you to request an actual stock certificate.  If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offer, your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offer as soon as practicable after the completion of the rights offer.

Reasons for the Rights Offer

On January 9, 2009, we issued 10,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to as our Series A Preferred Shares, and the Warrant to purchase 173,410 share of our common stock to the Treasury for an aggregate purchase price of $10,000,000, under the Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program.  Our board has determined that it is in the Company’s best interest to repurchase the TARP securities issued to the Treasury in January 2009. Our board has also determined to raise the funds necessary to repay the Treasury through this rights offering.

Standby Commitment

On September 1, 2009, we entered into a standby purchase agreement with Lawrence B. Seidman, certain of his affiliates, Raymond Vanaria, Harold Schechter and Dennis Pollack, whom we refer to collectively as the standby purchaser.  Messrs. Seidman, Vanaria and Schechter are existing shareholders and members of our board of directors.  Mr. Pollack is an existing shareholder.  The affiliates of Mr. Seidman consist of the following investment entities, which Mr. Seidman controls:  Seidman and Associates, LLC, Seidman Investment Partnership, LP, Seidman Investment Partnership II, LP, Broad Park Investors, LLC, Chewy Gooey Cookies, LP and LSBK 06-08, LLC.  As of the record date, the standby purchaser beneficially owned an aggregate of 2,022,217 shares of our common stock, or 15.6% of the outstanding shares.  The standby purchaser has agreed to exercise its basic subscription privilege and over-subscription privilege (to the extent shares remain available after the exercise by shareholders of their basic subscription privileges) in full.  In addition, the standby purchase agreement requires the standby purchaser to purchase from us, and obligates us to sell to the standby purchaser, any shares that have not been subscribed for in the rights offering through the exercise of basic and over-subscription privileges, at the same price as shares offered in the rights offering.

Any purchases by the standby purchaser will be made for investment purposes and not with a view toward resale.  Since certain members of our board of directors are part of the standby purchaser group, our audit committee has reviewed and approved the standby purchase agreement under our corporate governance and related party transaction policies.

The number of shares of common stock that will be purchased by the standby purchaser can only be determined upon the completion of the rights offering.  If the rights offering is fully subscribed for directly by shareholders (including the standby purchaser, who has agreed to exercise its basic and over-subscription privileges in full), then the standby purchaser will not purchase any of our shares pursuant to the standby purchase agreement.  No shares will be issued to the standby purchaser if such issuance would require shareholder or bank regulatory approval.  Neither we nor the standby purchaser believe that such approval is required in connection with this rights offer and standby purchase commitment.

Directors’ Participation

Messrs. Seidman, Vanaria and Schechter have irrevocably committed to exercise all of his basic and over-subscription privileges in the rights offering.  Any such purchases will be made for investment purposes and not with a view toward resale.

Other directors may decide to participate in the rights offering.  Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offer. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Effect of Rights Offer on Existing Shareholders

The ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privileges will be diluted. See “Questions and Answers Relating to the Rights Offer — How many shares of common stock will be outstanding after the rights offer.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

If you hold certificates for shares of our common stock, the number of rights you may exercise pursuant to the basic subscription privilege is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “— Subscription Agent,” prior to the expiration of the rights offer.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian bank or other nominee in order to subscribe for our common stock in the rights offer.

If you hold your common stock in the name of a broker, dealer, custodian bank or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., New York time, September 30, 2009 expiration date that we have established for the rights offer.

Payment Method for Registered Holders

As described in the instructions accompanying the rights certificate, payments must be made in full in United States currency, in immediately available funds, by:

•	certified bank check or bank draft payable Center Bancorp, Inc., drawn upon a U.S. bank;

•	postal, telegraphic or express money order payable to Center Bancorp, Inc.; or

•	wire transfer of immediately available funds to account maintained by the subscription agent.

Personal checks are not accepted. Payment received after the expiration of the rights offer may not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable.

You should read and follow the delivery and payment instructions accompanying the rights certificate. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO CENTER BANCORP, INC. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and other subscription documents and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send subscription materials and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offer.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of our common stock, any excess subscription payment received by the subscription agent will be returned promptly, without interest, as soon as practicable.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York time, on September 30, 2009, which is the expiration of the rights offer. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if the subscription agent receives your rights certificate and subscription payment after that time, regardless of when the rights certificate and subscription payment were sent by you. We have the option to extend the rights offer and the period for exercising your subscription rights, although we do not presently intend to do so. We may extend the expiration of the rights offer by giving oral or written notice to the subscription agent prior to the expiration of the rights offer. If we elect to extend the expiration of the rights offer, we will issue a press release announcing such extension no later than 9:00 a.m., New York time, on the next business day after the most recently announced expiration of the rights offer. We reserve the right to amend or modify the terms of the rights offer.

Subscription Price

Our board of directors formed a pricing committee, which does not include Messrs. Seidman, Vanaria and Schechter, who, with certain of Mr. Seidman’s affiliates, are acting as standby purchaser, to determine the subscription price. The pricing committee considered a number of factors, including the price at which our shareholders might be willing to participate in the rights offer, historical and current trading prices for our common stock, the need for capital, and the desire to provide an opportunity to our shareholders to participate in the rights offer on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offers of public companies. The subscription price was established at a price of $7.00 per full share, which represents a 19% discount to our current market price.  The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offer. We cannot give any assurance that our common stock will trade at or above the subscription price in any given time period.

We cannot assure you that the market price of our common stock will not decline during or after the rights offer. We also cannot assure you that you will be able to sell common stock purchased during the rights offer at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offer prior to the expiration of the rights offer for any reason. We may terminate the rights offer, in whole or in part, if at any time before completion of the rights offer there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offer that in the sole judgment of the independent members of our board of directors would or might make the rights offer or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offer. We may waive any of these conditions and choose to proceed with the rights offer even if one or more of these events occur. If we terminate the rights offer, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If we cancel the rights offer, we will issue a press release notifying shareholders of the cancellation, and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription Agent

The subscription agent for this offering is Registrar and Transfer Company. The address to which subscription documents, rights certificates, subscription documents, and subscription payments other than wire transfers, should be mailed or delivered is:

By Mail:	By Hand or Overnight Courier:

Registrar and Transfer Company	Registrar and Transfer Company
P. O. Box 645	10 Commerce Drive
Cranford, NJ 07016-0645	Cranford, NJ 07016
Attn.: Reorg/Exchange Department	Attn.: Reorg/Exchange Department

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York time, on September 30, 2009. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent. If you deliver subscription materials in a manner different from those described in this prospectus, we may not honor the exercise of your subscription rights.

If you have any questions about the rights offer or wish to request another copy of a document, please contact Registrar and Transfer Company, the subscription agent, at 800-368-5948.

Fees and Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

No Fractional Shares

We will not issue fractional shares. Fractional shares of common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offer as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should submit information and payment for shares. We expect that the exercise of subscription rights on behalf of beneficial owners may be made through the facilities of DTC. You may exercise individual or aggregate beneficial owner subscription rights by instructing DTC to transfer subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised and the number of shares of common stock subscribed for under the basic subscription privilege and the over-subscription privilege, if any, and your full subscription payment.

Beneficial Owners

If you do not hold certificates for our common stock you are a beneficial owner of our common stock. Instead of receiving a rights certificate, you will receive your subscription rights through a broker, dealer, custodian bank or other nominee. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offer.

You should contact your broker, dealer, custodian bank or other nominee if you do not receive information regarding the rights offer, but believe you are entitled to subscription rights. We are not responsible if you do not receive notice by your broker, dealer, custodian bank or other nominee or if you do not receive notice in time to respond to your nominee by the deadline established by the nominee, which may be prior to 5:00 p.m. New York time, on September 30, 2009.

If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you. If you hold certificates for our common stock and received a rights certificate, but would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transaction for you.

401(k) Participants

If you hold shares of our common stock through the Bank’s 401(k) Plan, you will not have an opportunity to participate in the rights offering with respect to those shares.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on NASDAQ or any stock exchange or market or on the OTC Bulletin Board. The common stock issuable upon exercise of the subscription rights will be listed on the NASDAQ Global Select Market under our ticker symbol, which is “CNBC.”

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offer. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offer, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offer will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offer. The subscription agent will hold this money in escrow until the rights offer is completed or is withdrawn and canceled. If the rights offer is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Shareholder Rights

You will have no rights as a holder of the common stock you purchase in the rights offer, if any, until your account is credited with the shares of our common stock purchased in the rights offer. You will have no right to revoke your subscriptions once made in accordance with the procedures set forth in this prospectus.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., New York time, at least three business days prior to the expiration of the rights offer and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Material United States Federal Income Tax Treatment of Rights Distribution

For United States federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase shares of our common stock for the reasons described below under “Material United States Federal Income Tax Consequences.”

Listing

We expect that the shares of common stock that we will issue upon exercise of the subscription rights will be listed for trading on the NASDAQ Global Select Market under the symbol “CNBC” and we intend to apply for the listing of such additional shares of our common stock.

Outstanding Common Stock after the Rights Offer

As of the record date, 13,000,601 shares of our common stock were issued and outstanding. Assuming no other transactions by us involving our common stock, and no options for our common stock are exercised prior to the expiration of the rights offer, if the rights offer is fully subscribed through the exercise of the subscription rights and/or the standby purchaser acquires all of the shares of common stock not purchased by the holders of subscription rights, then an additional 1,571,428 shares of our common stock will be issued and outstanding after the closing of the rights offer, for a total of 14,572,029 shares of common stock issued and outstanding. As a result of the rights offer, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privileges will be diluted.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock presently consists of 25,000,000 shares, of which 20,000,000 shares are designated as common stock, no par value, and 5,000,000 shares are designated as preferred stock, no par value. As of the record date, a total of 13,000,601 shares of our common stock were outstanding.  In connection with our transactions with the Treasury, we authorized the issuance of 10,000 Series A Preferred Shares, pursuant to an amendment to our certificate of incorporation.  All 10,000 shares were issued on January 9, 2009 to the Treasury.  The remaining 4,990,000 unissued shares of preferred stock are “blank check” preferred stock, which is stock over which the board of directors of a corporation has the authority to determine voting, dividend, conversion and other rights and restrictions.

DESCRIPTION OF COMMON STOCK

The following description of shares of our common stock is only a summary.  The summary does not purpose to be complete in all respects and is qualified in its entirety by reference to our certificate of incorporation, as amended, our by-laws and by applicable New Jersey law.

General

Our certification of incorporation, as amended, provides that we may issue up to 20,000,000 shares of common stock, no par value.  As of the record date, there were 13,000,601 shares of our common stock outstanding.  All outstanding shares of our common stock are fully paid and non-assessable.  Our common stock is listed on the NASDAQ Global Select Market under the symbol “CNBC.”

Voting Rights

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of our shareholders, except as otherwise required by law.  The holders of our common stock vote together with the holders of preferred stock as a single class on all matters, except as provided by law or our certificate of incorporation.  The quorum for shareholders’ meetings is a majority of the outstanding shares.  There is no cumulative voting.

Dividends and Liquidation Rights

Holders of our common stock are entitled to dividends if, as and when determined by our board of directors in its sole discretion out of funds lawfully available for the payment of dividends.  Funds for the payment of dividends come primarily from the earnings of the Bank and its subsidiaries.  The dividend rights of holders of our common stock are qualified and subject to the dividend rights of holders of our preferred stock.  In addition, various statutes and regulations limit the availability of dividends from the Bank.  Any restriction on the ability of the Bank to pay dividends will act as restrictions on funds available for payment of dividends by us to our shareholders.

Holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, subject to the rights of holders of our preferred stock.

Other Matters

Certain provisions in our certificate of incorporation and applicable New Jersey corporate and banking law may have the effect of discouraging a change of control of Center Bancorp, Inc., even if such a transaction is favored by some of our shareholders and could result in shareholders receiving a substantial premium over the current market price of our shares.  The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of our corporation.

Transfer Agent

The Registrar and Transfer Company is presently both the transfer agent and the registrar of our common stock.

DESCRIPTION OF PREFERRED STOCK

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

The following is a summary of the terms of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to as our Series A Preferred Shares.  We intend to repurchase all of the outstanding Series A Preferred Shares from the Treasury with the proceeds from this offering.  We may not redeem the Series A Preferred Shares without necessary bank regulatory approval.

General

The Series A Preferred Shares are perpetual and have no maturity date.  The Series A Preferred Shares are validly issued, fully paid and non-assessable.  As of the date of this prospectus, the Series A Preferred Shares are not listed on any securities exchange.

Rank

The Series A Preferred Shares rank, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, (a) senior to our common stock and to all of our capital stock ranking junior to the Series A Preferred Shares; (b) equal to other classes or series of our preferred stock that we issue, the terms of which specifically provide that such preferred stock ranks on a parity with the Series A Preferred Shares; and (c) junior to all shares of capital stock that we issue, the terms of which specifically provide that such shares of capital stock rank senior to the Series A Preferred Shares.

Dividend Rights

We pay the record holders of the Series A Preferred Shares cumulative cash dividends at a rate of 5% per annum until the fifth anniversary of the date of the original investment of the Treasury, January 9, 2014, and from that date thereafter at a rate of 9% per annum.  Dividends are paid quarterly in arrears on the 15th day of February, May, August and November of each year or, if not a business day, the next succeeding business day.  In the event that any dividend payment or payments on the Series A Preferred Shares are in arrears at any time, cumulative cash dividends at the annual rate then in effect for dividend payments on the Series A Preferred Shares shall be payable as and if declared by the board and out of assets legally available therefor, on all such accrued and unpaid dividends.

As long as the Series A Preferred Shares are outstanding, we will not be able to pay dividends on any common stock shares or any preferred shares ranking pari passu with the Series A Preferred Shares, unless all dividends on the Series A Preferred Shares are paid in full.  Additionally, until the earlier of the third anniversary of the Treasury’s investment or the date on which the Treasury has transferred all of the Series A Preferred Shares to unaffiliated third parties or such shares are redeemed in full, we may not, without the Treasury’s consent, increase the amount of cash dividends on our common stock.  Such consent is not required where dividends on common stock are payable solely in shares of our common stock.

Repurchase Rights

The consent of the Treasury will be required for any repurchase of our common stock, other capital stock or any other of our equity securities, other than repurchases of the Series A Preferred Shares or share repurchases in connection with any employee benefit plan in the ordinary course of business consistent with past practice, until the earlier of the third anniversary of the Treasury’s investment or the date on which the Series A Preferred Shares are redeemed in whole or the Treasury has transferred all of the Series A Preferred Shares to unaffiliated third parties.  For as long as the Treasury continues to own any Series A Preferred Shares, we may not repurchase any senior preferred shares from any other holder of such shares unless we offer to repurchase, on the same terms and conditions, a ratable portion of the Series A Preferred Shares held by the Treasury.

Voting Rights

The Series A Preferred Shares have no voting rights, other than class voting rights granted under applicable New Jersey law and class voting rights on (i) any authorization or issuance of shares ranking senior to the Series A Preferred Shares; (ii) any amendment to the rights of the Series A Preferred Shares; or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Series A Preferred Shares.

Where no dividends are paid on the Series A Preferred Shares for six or more quarterly periods (whether consecutive or not), the size of our board will be automatically increased by two directors, and holders of the Series A Preferred Shares, voting together as a class with the holders of all other classes or series of our capital stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to our board at our next annual meeting (or a special meeting called for such purpose) and each subsequent annual meeting until all of the accrued and unpaid dividends on the Series A Preferred Shares are paid in full.

Conversion

Holders of the Series A Preferred Shares have no right to exchange or convert such shares into any other our securities.

Liquidation Rights

The Series A Preferred Shares have a liquidation preference of $1,000 per share.  In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, holders of Series A Preferred Shares will be entitled, subject to creditors’ rights but before any distribution to common shareholders or any other junior shares, to receive a liquidation distribution in the amount of the liquidation preference per share, plus accrued and unpaid dividends for the current dividend period.  If the amounts available for distribution upon our liquidation, dissolution or winding up are insufficient to satisfy the full liquidation rights of all the outstanding Series A Preferred Shares and all shares ranking equal to such shares, then the holders of each series will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled.  After the full amount of the liquidation preference is paid, the holders of Series A Preferred Shares will not be entitled to any further participation in any distribution of our assets.

Redemption

We may redeem the Series A Preferred Shares commencing on the first dividend payment date occurring after January 9, 2012, or earlier if we raise in an equity offering net proceeds equal to the amount of the Series A Preferred Shares to be redeemed.  We must raise proceeds equal to at least 25% of the issue price of the Series A Preferred Shares to redeem any such shares prior to the first dividend payment date occurring after January 9, 2012.  The redemption price is equal to the sum of the liquidation amount per share and any accrued and unpaid dividends on the Series A Preferred Shares up to, but excluding, the date fixed for redemption.  Notwithstanding the foregoing limitations, under the American Recovery and Reinvestment Act of 2009, which became law on February 17, 2009, the Treasury may, after consultation with our federal regulator, permit us at any time to redeem the Series A Preferred Shares.  Upon such redemption, the Treasury will liquidate at the current market price the Warrant that we issued to the Treasury concurrent with our issuance of the Series A Preferred Shares.

Preemptive Rights

No Series A Preferred Share will have any rights of preemption whatsoever as to any of our securities, or any warrants, rights or options issued or granted with respect thereto.

Other Matters

The Series A Preferred Shares are freely transferable and are not subject to any mandatory redemption, sinking fund or other similar provisions.

“Blank Check” Preferred Stock

The remaining 4,990,000 unissued shares of preferred stock are typically referred to as “blank check” preferred stock.  This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation.  In general, our certificate of incorporation authorizes our board of directors to issue new shares of our common stock or preferred stock without further shareholder action, provided that there are sufficient authorized shares.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock.  Holders of our common stock do not have preemptive rights with respect to any newly issued stock.  Our board could adversely affect the voting power of holders of our common stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights.  In the event of a proposed merger, tender offer or other attempt to gain control of our company that the board of directors does not believe to be in the best interests of our shareholders, the board could issue additional preferred stock which could make any such takeover attempt more difficult to complete.  Our board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of our company and our shareholders.

The Warrant

On January 9, 2009, in connection with the issuance of our Series A Preferred Shares, we also issued to the Treasury a ten-year Warrant to purchase up to 173,410 shares of our common stock.  If we repurchase all of our Series A Preferred Shares, we will also have the right to repurchase the Warrant at fair market value.  If we fund the repurchase of the entirety of our Series A Preferred Shares with the proceeds of one or more qualified equity offerings that result in $10,000,000 or more of proceeds, the number of shares the Warrant is exercisable for will be reduced by half.  This rights offering will be a qualified equity offering described in the immediately preceding sentence.  If we repurchase our Series A Preferred Shares but do not elect to repurchase the Warrant, we will be required to issue a substitute warrant to the Treasury that the Treasury may exercise or transfer to a third party.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock trades on the NASDAQ Global Select Market  under the ticker symbol “CNBC.” On September 1, 2009, there were 623 record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On September 1, 2009, the last closing sale price reported on the NASDAQ Global Select Market  for our common stock was $8.60 per share.

The following table sets forth the high and low bid price, and the dividends declared, on a share of our common stock for the periods indicated. All amounts are adjusted for prior stock splits and stock dividends.

	High	Low	Cash Dividend Per Share

2007
Fourth Quarter	$12.01	$11.05	$0.0900
Third Quarter	$14.99	$10.80	$0.0900
Second Quarter	$15.85	$13.86	$0.0900
First Quarter	$15.21	$14.51	$0.0900

2008
Fourth Quarter	$10.15	$7.45	$0.0900
Third Quarter	$10.96	$8.44	$0.0900
Second Quarter	$10.38	$8.45	$0.0900
First Quarter	$11.32	$9.95	$0.0900

2009
Third Quarter (through September 1, 2009)	$10.16	$8.15	$0.0300
Second Quarter	$9.15	$6.88	$0.0300
First Quarter	$8.50	$6.43	$0.0900

Federal laws and regulations contain restrictions on our ability and the ability of the Bank to pay dividends. In addition, under the terms of the trust preferred securities we previously issued, we cannot pay dividends on our common stock if we defer payments on the junior subordinated debentures which provide the cash flow for the payments on the trust preferred securities. Further, pursuant to agreements entered into with the Treasury in connection with our issuance of the Series A Preferred Shares and related Warrant to purchase common stock, we are unable to declare dividend payments on our common stock (and certain preferred stock if we issue additional series of preferred stock) if we are in arrears in the payment of dividends on the Series A Preferred Shares.  Until the third anniversary of the Treasury's investment or when all of the Series A Preferred Shares have been redeemed or transferred, we are not permitted to increase the amount of the quarterly cash dividend above $0.09 per share, which was the amount of the last regular dividend declared by us prior to October 14, 2008.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences (i) of the receipt and lapse or exercise of the subscription rights acquired through the rights offer and (ii) associated with the ownership and disposition of the shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, the United States Treasury Regulations promulgated thereunder, and related administrative rulings and judicial decisions, all as in effect as of the effective time of the rights offer, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations.  This section is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in this section or that those positions will be upheld by the courts if challenged by the Internal Revenue Service.  No ruling from the Internal Revenue Service has been or will be requested with respect to the rights offer.

This section applies to you only if you are a U.S. holder, acquire your subscription rights in the rights offer and you hold your subscription rights or common stock issued to you upon exercise of the subscription rights or, if applicable, the over-subscription privilege as capital assets for tax purposes. This section does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including:

•	A financial institution,

•	A regulated investment company,

•	A real estate investment trust,

•	A dealer in securities,

•	A trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	A tax-exempt organization,

•	An insurance company,

•	A person liable for alternative minimum tax,

•	A person that holds common stock as part of a straddle, hedging or conversion transaction, or other integrated investment, or

•	A person whose functional currency is not the United States dollar.

You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

•	An individual citizen or resident of the United States,

•	A domestic corporation,

•	An estate whose income is subject to United States federal income tax regardless of its source, or

•
A trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the United States federal income tax consequences of the receipt, exercise or lapse, and disposition of the subscription rights and the acquisition, holding and disposition of the common stock.

This discussion addresses only United States federal income taxation and does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction or under any federal laws other than those pertaining to the federal income tax.

Taxation of Subscription Rights

Receipt of Subscription Rights.  Your receipt of subscription rights pursuant to the rights offer should be treated as a nontaxable distribution with respect to your existing common stock for United States federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for United States federal income tax purposes, unless you elect to allocate basis between your existing common stock and the subscription rights in proportion to the relative fair market values of the existing common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

On the other hand, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing common stock on the date you receive the subscription rights, then you must allocate your basis in your existing common stock between the existing common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

Your holding period in a subscription right will include your holding period in the common stock with respect to which the subscription right was distributed.

Exercise of Subscription Rights or Over-Subscription Privilege.  Generally, you will not recognize gain or loss on the exercise of a subscription right or over-subscription privilege. Your tax basis in a new shares of common stock acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right or over-subscription privilege plus the subscription price. The holding period of share of common stock acquired when you exercise your subscription right will begin on the date of exercise.

Not Exercising Subscription Rights.  If you do not exercise your subscription rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis in your existing shares of common stock previously allocated to the subscription right not exercised should be re-allocated to the existing common stock.

Taxation of Common Stock

Distributions.  Distributions with respect to common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such common stock and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the common stock in taxable years beginning before January 1, 2011 are generally taxed at a maximum rate of 15%. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on the common stock constituting dividend income paid to holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

Dispositions.  If you sell or otherwise dispose of the common stock, you will generally recognize capital gain or loss equal to the difference between the amount you realize and your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including individuals, that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of net capital losses is subject to limitations.

Information Reporting and Backup Withholding

For non-corporate U.S. holders, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to the payment of dividends on the common stock and the payment of the proceeds from the sale or redemption of common stock.

Additionally, backup withholding will apply to such payments if a non-corporate U.S. holder fails to provide an accurate taxpayer identification number, is notified by the Internal Revenue Service that it has failed to report all dividends required to be shown on its federal income tax returns, or in certain circumstances, fails to comply with applicable certification requirements.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the Internal Revenue Service.

This discussion under "Material United States Federal Income Tax Consequences" is based upon present law and does not purport to be a complete analysis or listing of all potential tax effects that may vary with, or may be contingent on, individual circumstances.  Tax matters are very complicated and the specific tax consequences to you in connection with the rights offering, including the application and effect of state, local and other tax laws other than those pertaining to the federal income tax, will depend on the facts of your situation.  Thus, you are strongly urged to consult your own tax advisor.

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offer, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York time, on September 1, 2009, the record date. If you wish to exercise your subscription rights and purchase our common stock, you should send the completed subscription materials and payment for the stock to the subscription agent, Registrar and Transfer Company, at the following address:

By Mail:	By Hand or Overnight Courier:
Registrar and Transfer Company	Registrar and Transfer Company
P. O. Box 645	10 Commerce Drive
Cranford, NJ 07016-0645	Cranford, NJ 07016
Attn.: Reorg/Exchange Department	Attn.: Reorg/Exchange Department

See “The Rights Offer — Method of Exercising Subscription Rights.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents.  Any information that we file subsequently with the SEC will automatically update this prospectus.  We incorporate by reference into this prospectus the information contained in documents listed below, which is considered to be a part of this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 16, 2009, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, filed pursuant to Section 13(a) of the Exchange Act;

•
Our Current Reports on Form 8-K filed on January 7, 2009, January 13, 2009, February 3, 2009, March 5, 2009, April 9, 2009, April 29, 2009, June 2, 2009 , August 3, 2009 and August 24, 2009, each filed pursuant to Section 13(a) of the Exchange Act (except to the extent any information contained therein is deemed “furnished” under applicable SEC law and regulations);

•	Our definitive proxy statement for our 2009 annual meeting of stockholders filed on April 17, 2009, filed pursuant to Section 14 of the Exchange Act; and

•
The description of our common stock contained in the Registration Statement on Form 8-A filed on June 5, 1996 pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.

We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the termination of the offering.  The most recent information that we file with the SEC automatically updates and supersedes older information.  The information contained in any such filing will be deemed to be a part of this prospectus commencing on the date on which the document is filed.

You may request a copy of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Center Bancorp, Inc.
Attention: Joseph Gangemi, Investor Relations
2455 Morris Avenue, Union, New Jersey 07083
(908) 206-2886

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

EXPERTS

The consolidated financial statements of Center Bancorp, Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of Beard Miller Company LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information about us, please refer to the registration statement and the documents incorporated by reference in this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  The SEC’s website contains reports, proxy statements and other information regarding issuers, such as Center Bancorp, Inc., that file electronically with the SEC.  You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C.  20549.   Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition and results of operations described in those documents may have changed since those dates.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The  following  table  sets forth  estimated  expenses  expected  to be incurred in  connection  with the issuance and  distribution  of the  securities being registered:

Registration Statement filing fee	$614
Subscription agent fee	25,000
Printing and mailing fees	10,000
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Miscellaneous	2,386
Total	$68,000

Item 15.    Indemnification of Directors and Officers.

Subsection (2) of Section 3-5,Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  For purposes of the Act, a  “corporate agent” means any person who is or was a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation or enterprise.

Subsection (3) of Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith.

Subsection (5) of Section 3-5 provides that a corporation may indemnify a corporate agent in a specific case if it is determined that indemnification is proper because the corporate agent met the applicable standard of conduct, and such determination is made by any of the following: (a) the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (b) independent legal counsel, if there is no quorum of disinterested directors or if the disinterested directors empowers counsel to make the determination; or (c) the shareholders.

Subsection (8) of Section 3-5 provides that the indemnification provisions in the law shall not exclude any other rights to indemnification that a director or officer may be entitled to under a provision of the certificate of incorporation, a by-law, an agreement, a vote of shareholders, or otherwise. That subsection explicitly permits indemnification for liabilities and expenses incurred in proceedings brought by or in the right of the corporation (derivative proceedings). The only limit on indemnification of directors and officers imposed by that subsection is that a corporation may not indemnify a director or officer if a judgment has established that the director's or officer's acts or omissions were a breach of his or her duty of loyalty, not in good faith, involved a knowing violation of the law, or resulted in receipt by the corporate agent of an improper personal benefit.

Subsection (9) of Section 3-5 provides that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any expenses or liabilities incurred in any proceeding by reason of that person being or having been a director or officer, whether or not the corporation would have the power to indemnify that person against expenses and liabilities under other provisions of the law.

The Registrant's Restated Certificate of Incorporation contains the following provision:

"Every person who is or was a director,  officer,  employee or agent of the corporation, or of any corporation which he served as such at the request of the corporation, shall be indemnified by the corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the corporation, or of such other corporation, whether or not he is a director, officer, employee or agent of the corporation or such other corporation at the time that the expenses or liabilities are incurred."

Item 16.  List of Exhibits.

4.1	Registrant's Certificate of Incorporation, as amended, is incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K, filed on January 13, 2009.

4.2	Registrant's Bylaws are incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

4.3	Warrant to Purchase up to 173,410 shares of Common Stock, dated January 9, 2009, is incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on January 13, 2009.

4.4	Specimen certificate for the Registrant’s common stock.*

4.5	Form of Subscription Rights Certificate.*

5.1	Opinion of Lowenstein Sandler PC.**

8.1	Opinion of Lowenstein Sandler PC as to certain tax matters.**

10.1
Form of Standby Purchase Agreement, by and between Center Bancorp, Inc., on the one hand, and Lawrence B. Seidman, certain of his affiliates, Raymond Vanaria, Harold Schechter and Dennis Pollack, on the other hand.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

23.3	Consent of Lowenstein Sandler PC (included in Exhibit 8.1).

24.1	Power of Attorney.*

99.1	Form of Instructions for Use of Center Bancorp, Inc. Subscription Rights Certificates.*

99.2	Form of Letter to Stockholders Who Are Record Holders.*

99.3	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders.*

99.4	Form of Letter to Clients of Nominee Holders.*
_____________
*  Previously filed.
**  Filed with this Amendment No. 1.

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or event arising after the effective date of the  registration  statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining  any liability  under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or seller such securities to such purchaser:

(i)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Union, State of New Jersey, on the 2nd day of September 2009.

CENTER BANCORP, INC.

By:	/s/ A. Richard Abrahamian
A. Richard Abrahamian
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below on the 2nd day of September, 2009 by the following persons in the capacities indicated below.

/s/ Alexander A. Bol*	/s/ John J. DeLaney Jr.*
Alexander A. Bol	John J. DeLaney Jr.
Chairman	Director

/s/ Brenda Curtis*	/s/ Howard Kent*
Brenda Curtis	Howard Kent
Director	Director

/s/ James J. Kennedy*	/s/ Harold Schechter*
James J. Kennedy	Harold Schechter
Director	Director

/s/ Elliot I. Kramer*	/s/ William A. Thompson*
Elliot I. Kramer	William A. Thompson
Director	Director

/s/ Lawrence B. Seidman*	/s/ Nicholas Minoia*
Lawrence B. Seidman	Nicholas Minoia
Director	Director

/s/ Raymond Vanaria*	/s/ Anthony C. Weagley *
Raymond Vanaria	Anthony C. Weagley
Director	President and Chief Executive Officer

/s/ A. Richard Abrahamian
A. Richard Abrahamian
Senior Vice President and Chief
Financial Officer

*By: /s/ A. Richard Abrahamian
A. Richard Abrahamian
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.         Description

4.1	Registrant's Certificate of Incorporation, as amended, is incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K, filed on January 13, 2009.

4.2	Registrant's Bylaws are incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

4.3	Warrant to Purchase up to 173,410 shares of Common Stock, dated January 9, 2009, is incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on January 13, 2009.

4.4	Specimen certificate for the Registrant’s common stock.*

4.5	Form of Subscription Rights Certificate.*

5.1	Opinion of Lowenstein Sandler PC.**

8.1	Opinion of Lowenstein Sandler PC as to certain tax matters.**

10.1
Form of Standby Purchase Agreement, by and between Center Bancorp, Inc., on the one hand, and Lawrence B. Seidman, certain of his affiliates, Raymond Vanaria, Harold Schechter and Dennis Pollack, on the other hand.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

23.3	Consent of Lowenstein Sandler PC (included in Exhibit 8.1).

24.1	Power of Attorney.*

99.1	Form of Instructions for Use of Center Bancorp, Inc. Subscription Rights Certificates.*

99.2	Form of Letter to Stockholders Who Are Record Holders.*

99.3	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders.*

99.4	Form of Letter to Clients of Nominee Holders.*
_____________
*  Previously filed.
**  Filed with this Amendment No. 1.